SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT

between

VICTORY PORTFOLIOS

and

VICTORY CAPITAL MANAGEMENT INC.

Dated July 29, 2016

			Last	Must Be
	Name of Fund	Fee*	Approved	Approved By
1.	Victory Floating Rate Fund	0.65%	December 4, 2025	December 31, 2026

2.	Victory Global Energy Transition Fund	1.00%	December 4, 2025	December 31, 2026

3.	Victory High Income Municipal Bond Fund	0.50%	December 4, 2025	December 31, 2026

4.	Victory High Yield Fund	0.60%	December 4, 2025	December 31, 2026

5.	Victory Low Duration Bond Fund	0.45%	December 4, 2025	December 31, 2026

6.	Victory RS Global Fund	0.60%	December 4, 2025	December 31, 2026

7.	Victory RS Growth Fund	0.75%	December 4, 2025	December 31, 2026

8.	Victory RS International Fund	0.80%	December 4, 2025	December 31, 2026

9.	Victory RS Investors Fund	1.00%	December 4, 2025	December 31, 2026

10.	Victory RS Large Cap Alpha Fund	0.50%	December 4, 2025	December 31, 2026

11.	Victory RS Mid Cap Growth Fund	0.85%	December 4, 2025	December 31, 2026

12.	Victory RS Partners Fund	0.83%	December 4, 2025	December 31, 2026

*Expressed as a percentage of average daily net assets. Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily or contractually waive any portion of the advisory fee from time to time. In addition, the Adviser may from time to time undertake in writing to limit the Funds’ total expenses for a definite period of time.

		Fee*	Last	Must Be
	Name of Fund		Approved	Approved By
13.	Victory RS Science and	1.00%	December 4,	December 31,
	Technology Fund		2025	2026

14.	Victory RS Select Growth	1.00%	December 4,	December 31,
	Fund		2025	2026

15.	Victory RS Small Cap Growth	0.95% on assets up to $1 billion,	December 4,	December 31,
	Fund	0.825% on assets from $1 billion to	2025	2026
		$2 billion, and 0.75% on assets in
		excess of $2 billion

16.	Victory RS Value Fund	0.85%	December 4,	December 31,
			2025	2026

17.	Victory Tax-Exempt Fund	0.50%	December 4,	December 31,
			2025	2026

Current as of December 4, 2025

VICTORY PORTFOLIOS

By: /S/ THOMAS DUSENBERRY

Name: Thomas Dusenberry

Title: President

Accepted:

VICTORY CAPITAL MANAGEMENT INC.

By: /S/ MICHAEL D. POLICARPO

Name: Michael D. Policarpo II

Title: President, Chief Financial Officer and Chief

Administrative Officer

*Expressed as a percentage of average daily net assets. Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily or contractually waive any portion of the advisory fee from time to time. In addition, the Adviser may from time to time undertake in writing to limit the Funds’ total expenses for a definite period of time.